UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

GALENA BIOPHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 26, 2017

Dear Stockholders,

We have received a number of questions from our stockholders regarding the proposals set forth in our proxy statement (the “Proxy Statement”) relating to the Galena Biopharma, Inc. Special Meeting of Stockholders to be held on July 6, 2017.

We have called the Special Meeting to address challenges to actions approved at prior meetings of stockholders. For the reasons set forth in the Proxy Statement, our Board of Directors recommends that you VOTE FOR all the proposals set forth in the Proxy Statement.

As explained in the Proxy Statement, voting against the proposals set forth in the Proxy Statement may, among other things, prevent us from completing a strategic transaction and, consequently, could result in our filing for bankruptcy or an involuntary petition for bankruptcy being filed against us. We believe this would be the worst possible outcome for stockholders.

In response to questions we have received from some of our stockholders, we note the following regarding the proposals set forth in the Proxy Statement:

•	Proposals 1, 2, 3, and 4 relate to ratifying the filing and effectiveness of amendments to our certificate of incorporation that increased the number of shares of common stock we are authorized to issue. The vote FOR these ratification proposals will:

•	NOT dilute your ownership in Galena;

•	NOT change the current total number of shares of our common stock that is outstanding;

•	NOT change the current number of shares of common stock that we are currently authorized to issue; and

•	NOT change the number of shares of common stock that you currently own.

The ratifications will merely confirm matters that were previously approved by our stockholders and are currently in effect.

•	Proposal 5 ratifies the previously approved reverse stock split that became effective on November 11, 2016. This is NOT a request for approval of a new reverse stock split. A vote FOR this proposal will not change the number of shares you own and is simply a confirmation of the previously approved reverse stock split.

Your vote is very important. If you are a stockholder whose shares are held at a brokerage firm, it is imperative that you instruct your broker to vote your shares as unvoted shares may prevent the approval of the proposals contained in the Proxy Statement.

Investors and stockholders of Galena are urged to read the Proxy Statement because it contains important information about the proposals discussed above. The Proxy Statement was filed with the SEC on June 9, 2017 and mailed to stockholders on or about June 12, 2017. The Proxy Statement can be found on the SEC Filings section of our website: www.galenabiopharma.com, at www.sec.gov, or by contacting Mackenzie Partners, Inc., whose contact information is set forth below.

Please vote via the internet (www.proxyvote.com) or telephone (toll-free number on the voting card sent to you). You will need to have your voting instruction form in hand.

2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583

Phone: +1 (925) 498-7700 ● Fax: +1 (925) 498-7799

Email: info@galenabiopharma.com ● www.galenabiopharma.com

Thank you for your cooperation, and we appreciate your support.

Sincerely,

/s/ Stephen F. Ghiglieri

Stephen F. Ghiglieri

Interim Chief Executive Officer and Chief Financial Officer

If you have questions or need assistance in voting your shares, please contact:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583

Phone: +1 (925) 498-7700 ● Fax: +1 (925) 498-7799

Email: info@galenabiopharma.com ● www.galenabiopharma.com